Exhibit 99

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO	For Release February 11, 2004
(952) 259-1672
Stan.Piekos@AugustTech.com

Megan Rasmusson, Communications
(952) 259-1647
Megan.Rasmusson@AugustTech.com

August Technology Reports Record Orders and Revenues for Fourth Quarter 2003

New front-end applications and defect analysis solutions drive record year-end backlog

Minneapolis, February 11, 2004 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection solutions for the microelectronic industries, today reported record revenues of $14.3 million during the fourth quarter ended December 31, 2003, an increase of 23% from the previous quarter and 127% from the fourth quarter of 2002.  During the last three months the Company achieved all milestones under its joint development program (JDP) with one of the world’s top ten semiconductor manufacturers.  Fourth quarter 2003 included recognition of remaining revenues related to the JDP.  Gross margin in the fourth quarter was 53.3% compared with gross margin of 56.4% in the third quarter of 2003 and 53.6% in the fourth quarter of 2002.  The gross margin decrease during the fourth quarter of 2003 was due primarily to the recording of additional provisions for inventory obsolescence.

The Company’s net income of $0.06 per share compared favorably with net income of $0.02 per share in the third quarter of 2003 and a net loss of $0.16 per share in the fourth quarter of 2002.

Other highlights:

•                  Revenues increased for the fifth consecutive quarter.  Full year revenues grew 61% over 2002.

•                  Fourth quarter orders increased 32% resulting in the sixth consecutive quarter of book-to-bill ratio above parity and a record backlog of $19.1 million.

•                  AXi front end inspection system orders received from repeat customers and a new integrated device manufacturer who also ordered two VersaScopes, the Company’s recently introduced defect review system.

•                  All-surface inspection was introduced with the shipment of the Company’s first edge inspection demonstration system.

•                  Cash and marketable securities grew approximately $8.5 million during the fourth quarter including cash generated from operations of $1.8 million.  Cash generated from operations during 2003 was $3.8 million.

More…

Revenues increased 61% in 2003 to $40.3 million compared to $25.1 million in 2002.  Gross margin in 2003 was 54.6% compared to 55.8% in 2002.  The Company’s net loss per share decreased to $0.16 per share in 2003 from $0.69 per share in 2002.

“Fourth quarter revenues were driven by increases in new NSX and AXi sales for front-end applications including final inspection in outgoing quality control,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “Our business expansion, which resulted in record revenues, orders and backlog, along with profitable, cash generating operating results, has been primarily driven by the successful penetration of new front-end applications.  We now offer the broadest line of advanced macro defect inspection systems in the industry, spanning front-end wafer processing through final device manufacturing applications.  We complement this detection capability with new defect analysis solutions that allow our customers to more quickly and thoroughly understand their manufacturing processes, enabling them to drive down their cost of operations and speed time to market with next generation devices.”

O’Dell concluded, “We believe this new product momentum and our record backlog supports our expectation for further revenue growth of 5-10% in the first quarter of 2004.”

August Technology will provide a live conference call with senior management, today at 10:00 a.m. CT to discuss fourth quarter and 2003 year-end financial performance.  If you would like to participate, please call 913-981-5508 prior to the 10:00 a.m. start time and use participant code 508567.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through February 25, 2004.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection and defect analysis solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding projected first quarter 2004 revenues, potential customer and market interest in our tools, expectations that our product will drive down customer costs and time to market, and acceptance of our new visual inspection solutions including the AXi Series, EXi Series and VersaScope.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, EXi Series, 3Di Series, NSX-105, VersaScope or new YieldPilot enhancements that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) failure to continue to effectively integrate the recently acquired businesses of STI and CSI and their product lines to enhance our product offering.  Please refer to additional risk factors stated in August Technology’s Prospectus with respect to its recent public offering (filed with the Securities and Exchange Commission (“SEC”) on September 24, 2003 pursuant to SEC Rule 424(b)(4)) and Form 10-K filed with the SEC on March 4, 2003.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002

Net revenues	$14,318	$6,295	$40,323	$25,058
Cost of revenues	6,687	2,920	18,290	11,068
Gross profit	7,631	3,375	22,033	13,990

Selling, general and administrative expenses	4,131	3,007	14,105	11,769
Research and development expenses	2,633	2,636	10,430	9,847
Restructuring expenses (1)	—	—	254	1,244
Operating income (loss)	867	(2,268)	(2,756)	(8,870)

Interest income	159	118	407	624

Income (loss) before provision for income taxes	1,026	(2,150)	(2,349)	(8,246)
Provision for income taxes (2)	—	—	—	687
Net income (loss)	$1,026	$(2,150)	$(2,349)	$(8,933)

Net income (loss) per share:
Basic	$0.06	$(0.16)	$(0.16)	$(0.69)
Diluted	$0.06	$(0.16)	$(0.16)	$(0.69)

Weighted average shares outstanding:
Basic	17,171	13,130	14,381	13,033
Diluted	18,291	13,130	14,381	13,033

(1)   Restructuring expenses include the following items for the periods indicated:

For the year ended December 31, 2003: $254 of employee severance costs.

For the year ended December 31, 2002: $459 for the write-off of acquisition costs, $427 of distributor termination costs and  $358 of employee severance costs.

(2)          Due to the level of historical operating losses, the Company has sufficient deferred tax assets to offset the level of income taxes on the pre-tax income for the third quarter of 2003.  As a result, the Company did not reflect a provision for income taxes during the period.  The Company initially recorded a full valuation allowance against deferred tax assets in the second quarter of 2002, resulting in a provision for income taxes rather than a tax benefit on the pre-tax loss during the period.   The Company has continued to provide the allowance due to uncertainty as to the extent of profitability in future periods.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$10,027	$1,895
Short-term marketable securities	43,528	15,438
Accounts receivable, net	4,094	7,054
Inventories	11,651	7,432
Inventories at customers under purchase orders	2,293	1,012
Prepaid expenses and other current assets	1,631	1,091
Total current assets	73,224	33,922

Property and equipment, net	3,141	3,439
Purchased technology, net	1,179	—
Long-term marketable securities	10,295	1,444
Other assets	1,108	705
Total assets	$88,947	$39,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,409	$2,273
Accrued compensation	1,146	554
Accrued liabilities	1,414	451
Customer deposits & deferred revenue	2,436	1,268
Total current liabilities	10,405	4,546

Other non-current liabilities	65	97
Total liabilities	10,470	4,643

Shareholders’ equity:
Common stock, no par value	88,086	42,158
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(49)	(105)
Accumulated deficit	(9,578)	(7,229)
Accumulated other comprehensive income	18	43
Total shareholders’ equity	78,477	34,867
Total liabilities and shareholders’ equity	$88,947	$39,510

Total cash and marketable securities	$63,850	$18,777

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Years Ended December 31,
	2003	2002
Cash flows from operating activities	$3,847	$(6,514)

Cash flows from investing activities	(39,478)	5,727

Cash flows from financing activities	43,766	1,162

Effect of exchange rates on cash and cash equivalents	(3)	(3)
Net increase in cash and cash equivalents	$8,132	$372